Builders FirstSource Announces COO and CHRO Succession Plan

Chief Operating Officer Steve Herron to Retire

Mike Hiller Appointed Chief Operating Officer-Designate

Coley O’Brien Appointed Chief Human Resources Officer

Builders FirstSource, Inc. (NYSE: BLDR) announced today that as part of a planned leadership transition, Mike Hiller has been appointed Chief Operating Officer-Designate, succeeding Steve Herron, who will retire on December 31, 2026.

“This succession plan reflects both the bench depth of quality leadership within our company and our ability to attract top talent from outside our industry,” said Peter Jackson, CEO of Builders FirstSource. “The timeline will support a smooth transition for our team members, enabling them to stay focused on providing our customers with best-in-class service.”

Mr. Herron joined the Company as part of the 2015 acquisition of ProBuild Holdings. He has more than 40 years of experience in the industry, including senior management roles at HD Supply Holdings, The Home Depot, Lowe’s and Williams Brothers Lumber. Prior to his 2023 appointment as COO, he was President of the Company’s East Division.

“Humility and humor are the hallmarks of Steve’s style,” Jackson said. “We are grateful to him for his leadership and wish him a wonderful retirement.”

Mr. Hiller has more than 25 years of experience in business development, finance and operational leadership in the building materials industry. Prior to the 2021 merger of Builders FirstSource and BMC Stock Holdings, he was vice president of BMC’s Intermountain Region. He later became president of the Company’s Central Division, and most recently served as Chief Talent Officer.

“Mike is a thoughtful leader who puts people first while maintaining high standards of operational excellence,” Jackson said. “He is the right choice to lead our operations during this transformative time for the industry.”

Coley O’Brien has been appointed Chief Human Resources Officer, succeeding Mr. Hiller in leading the Company’s human resources functions. Mr. O’Brien has more than 25 years of experience in human resources and operations training. He joins the Company from The Wendy’s Company, where he held leadership roles in human resources and operations training since 2007. Most recently, he served as Chief People Officer, leading global HR strategy, innovation and people systems.

"Coley has a proven track record of building and executing talent strategies that support strong corporate culture and business outcomes," Jackson said. "His operational mindset, deep understanding of people systems and extensive experience leading and developing a distributed workforce will be extremely beneficial for our team.”

About Builders FirstSource

Builders FirstSource (NYSE: BLDR), headquartered in Irving, Texas, is the nation's leading provider of building materials for professional builders in new residential construction and repair and remodeling. We deliver integrated homebuilding solutions by manufacturing, supplying, and installing a full range of structural and related building products. With approximately 570 locations across 43 states, we serve 48 of the top 50 and 94 of the top 100 Core Based Statistical Areas (CBSAs), ensuring broad geographic coverage and enhancing our ability to partner with our customers. Our leading network of strategically located manufacturing facilities produces factory-built roof and floor trusses, wall panels, vinyl windows, custom millwork and trim, manufactured and semi-custom modular homes, as well as engineered wood that we design and cut specifically for each home. We also assemble interior and exterior doors into pre-hung units for easy installation. Additionally, we distribute a wide range of building products, including lumber, sheet goods, windows, doors, millwork, and specialty items. Our services, which vary by market, include professional installation, turnkey framing, and shell construction. Supported by the latest construction innovations and digital solutions, we help drive greater efficiency across homebuilding. Learn more at www.bldr.com